UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2011

BROWNIE’S MARINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation

Item 3.02     Unregistered Sales of Equity Securities

On February 10, 2011, Brownie’s Marine Group, Inc. (the “Company”) entered into a Securities Purchase Agreement with Asher Enterprises, Inc. (“Asher”), for the sale of an 8% convertible note in the principal amount of $42,500 (the “Note”).  The financing closed on February 17, 2011 (the “Issuance Date”).

The Note bears interest at the rate of 8% per annum.  All interest and principal must be repaid nine months from the Issuance Date (the Due Date”).  The Note is convertible into common stock, at Asher’s option, at any time beginning 180 days from the Issuance Date at a 42% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion.  The Note contains prepayment options whereby the Company may prepay all amounts owed under the Note during the 60 day period beginning on the Issuance Date through the Due Date ranging from 130% to 150% of all amounts due under the Note.

Asher’s ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise is limited to up to 4.99% of the then issued and outstanding shares of the Company’s common stock.   The total net proceeds the Company received from the Note were approximately $40,000.  Substantially all of such proceeds were paid to Branch Banking and Trust Company in connection with the Forbearance Agreement discussed below.

The Note was issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act.  The Note contains a legend restricting it’s transferability absent registration or applicable exemption. Asher is an accredited investor and had access to information about the Company.

On February 18, 2011, the Company’s wholly owned subsidiary, Trebor Industries, Inc., entered into a Forbearance Agreement with Branch Banking and Trust Company (“BBT”) for the promissory note in the principal amount of $1,000,000 in favor of BBT (the “Term Loan”) and the promissory note in the principal amount of $199,990.98 in favor of BBT (the “Second Note”). The Term Loan and Second Note are collectively referred to as the “Secured Notes”.  The Secured Notes are secured by the Company's Fort Lauderdale facilities and personally guaranteed by the Company’s chief executive officer. As previously disclosed, the Company failed to bring the Secured Notes current and in January 2011 BBT accelerated the full principal and accrued interest due under the Secured Notes, as well as initiated collection and legal action.  The Forbearance Agreement effectively extends the maturity date of the Secured Notes to May 22, 2012.  The Secured Notes were consolidated under a Consolidated and Restated Promissory Note in the principal amount of $1,053,993.27, effective November 22, 2010 (the “Consolidated Note”).  The maturity date of the Consolidated Note is May 22, 2012 and may be prepaid at any time.  The interest rate on the Consolidated Note is 7.5% per annum. Pursuant to the Forbearance Agreement the Company paid $33,000 to BBT at closing.  In addition to the monthly interest only payments requir–––ed under the Consolidated Note, Trebor is required to pay BBT $6,028.24 by February 28, 2011 and monthly payments of approximately $3,555 on March 10, 2011, April 10, 2011 and May 10, 2011, to satisfy disbursements, costs and expenses associated with the Forbearance Agreement.

For all the terms and conditions of the Forbearance Agreement, Note and Consolidated Note described above, reference is hereby made to such agreements and notes annexed hereto as exhibits to this report. All statements made herein concerning the foregoing agreements and notes are qualified by reference to said Exhibits.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

4.1	Convertible Promissory Note dated February 10, 2011 payable to Asher Enterprises, Inc.

4.2	Consolidated and Restated Promissory Note in the principal amount of $1,053,993.27, effective November 22, 2010 in favor of Branch Banking and Trust Company

10.1	Forbearance Agreement dated February 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: March 10, 2011	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer